RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
THURSDAY, MAY 17, 2007
RAVEN INDUSTRIES REPORTS FIRST QUARTER RESULTS
Strong Performance by Flow Controls Division Increases Net Income 14 Percent
SIOUX FALLS, SD—May 17, 2007—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported higher earnings on relatively flat sales for the quarter ended April 30, 2007.
The strong performance of Raven’s Flow Controls Division led to record net income of $8.5 million, or $0.47 per share, up 14 percent from $7.5 million, or $0.41 per share in the first quarter last year. Sales were $58.1 million, almost level with last year’s first quarter of $58.5 million. While the Flow Controls Division saw a significant increase in revenues, this was not enough to fully offset lower sales in the Engineered Films Division compared with a year ago, when that business had significant disaster film shipments.
“The Flow Controls Division exceeded our expectations during the quarter, leveraging an improving agricultural market,” said Ronald M. Moquist, chief executive officer. “While we saw lower sales at our Engineered Films Division — because last year’s quarter included $4 million in disaster film shipments — in total we reported stronger operating income. We believe that the major investments we have made during the past two years will support our revenue growth objectives.”
Segment Performance
Engineered Films Division (EFD) first quarter sales were $19.7 million, down 13 percent, or $2.9 million, from $22.6 million at this time last year. Increased sales of pit liners to the oil and gas markets could not offset $4.0 million in sales of disaster films that did not reoccur this year. Operating income was affected by the lower sales level, decreasing 15 percent to $5.0 million for the latest quarter versus $5.9 million a year ago.
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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“The level of disaster film revenues should not significantly affect comparisons in our second quarter,” Moquist explained. “Of the $9.9 million in disaster films shipped last year, we recorded less than $400,000 in sales of those products in the second quarter. Our focus on creating long-term growth involves increasing the utilization of our new plastic extrusion equipment, so we can offer more multi-layer film products to our customers. One new extruder came online in the fourth quarter of last year, one in the first quarter of this year, and the last will follow in the second quarter. It normally takes two to three years to fully utilize new extrusion capacity. We are actively pursuing additional markets and developing new products, such as geomembranes, oxygen barriers and a new house wrap that we’ll begin marketing this quarter. These investments and the increased depreciation associated with them — plus our current projection that we will not receive any disaster film orders this year — mean lower operating income for this division in fiscal 2008.”
Flow Controls Division (FCD) quarterly revenues increased 21 percent to $19.8 million compared with $16.3 million a year ago. The marginal impact of higher sales on the division’s fixed cost base generated a 38 percent growth in operating income — $7.1 million versus $5.1 million at this time last year.
“Demand for precision agriculture products benefited from strong commodity prices during this quarter and expectations for improved farm income,” said Moquist. “We leveraged the situation by capitalizing on investments made last year to improve our market position and product offerings. During the quarter, several new products were well received, such as our Envizio Plus™ GPS-based guidance and control system. We look for a strong year from this division, based on current ag demand and the level of orders for marine navigation systems.”
Electronic Systems Division (ESD) sales for the latest quarter were $14.4 million versus $15.1 million. Operating income, however, increased 19 percent to $2.4 million from $2.0 million at this time last year. An unfavorable product mix negatively affected gross profit rates in last year’s first quarter. The latest quarter reflected a very favorable product mix, including a closeout order placed by a former customer.
“We saw a short-term dip in sales as our customers curtailed shipment releases,” Moquist stated. “Because our business model requires a high degree of responsiveness to customer needs, this can happen from time to time. Demand to date in the second quarter is improving, and we believe deliveries to our customers will grow as the year progresses. This division will continue to generate solid cash returns on investment.”
Aerostar sales were $4.2 million during the first quarter, versus $4.4 million in the first quarter last year. Operating income was $214,000 compared with $228,000 for last year’s three months.
“We continued to ship government-procured protective wear under existing contracts during the quarter, and shipments of research balloons increased,” said Moquist. “Aerostar recently received an add-on to the MC-6 Army parachute contract for another $7.3 million, bringing our total parachute backlog to more than $14 million and creating a revenue stream well into fiscal 2009. However, we have been informed that issues with the parachute’s design — totally unrelated to our manufacturing process — may delay shipments on this project. As planned, we
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began production in the first quarter, and expect to be paid for the work as we complete it. Because production of most of the components is continuing, we should benefit from additional absorption of manufacturing and related overhead costs. But we might not ship any parachutes during the second quarter. Once the issues have been resolved, shipments will accelerate rapidly, and Aerostar should make a stronger contribution to earnings.”
Strong Balance Sheet and Cash Flows
Cash and investment balances were $15.7 million at April 30, 2007, versus $8.0 million one year earlier. The higher balances were generated by strong operating cash flows from earnings and working capital utilization, and lower capital expenditures. Operating cash flows for the three-month period totaled $9.7 million compared with $4.6 million last year. Cash used for capital expenditures declined to $2.4 million versus $6.3 million in the prior year, because significant investments in additional extrusion capacity for the Engineered Films Division were made in the prior fiscal year. Capital spending for the full year is expected to range between $6 million and $7 million, down from $16.5 million in fiscal 2007.
Raven continued its commitment to returning cash to shareholders. During the quarter, its board of directors approved a 22.2 percent increase to the quarterly dividend, which now stands at $0.11 per share.
Outlook for Another Record Year
“We expect the strong performance from our Flow Controls Division will continue during the year. This should be supported by accelerating progress in the Engineered Films Division, as its new capabilities come on line and new products gain acceptance. The Electronic Systems Division should continue to make a solid contribution to revenues, income and cash flow. While there are some near-term uncertainties about when parachute contracts will turn into revenue at Aerostar, we remain confident that this will materialize. As a result, we believe Raven will have another record year in fiscal 2008, and double-digit increases in sales and profits are achievable,” Moquist concluded.
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services and specialty aeronautics and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Daylight Time to discuss its first quarter performance and related trends in its business. The call will be accessible by telephone and through the Internet. Interested investors are invited to listen to the call by dialing 800-936-9754. To hear a webcast, log on to the company’s Web site at www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software.
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In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through May 24, 2007. To access the rebroadcast, dial 877-519-4471 and request reservation number 8717935. A replay of the call will also be available on the Internet at www.ravenind.com for 90 days.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such assumptions are correct or that these expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, raw material availability, technology or relationships with the company’s largest customers, any of which could adversely impact any of the company’s product lines, as well as other risks described in the Company’s 10-K under Item 1A. The foregoing list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2007	2006	Change
Net sales	$58,103	$58,465	(1)%
Cost of goods sold	40,729	42,574

Gross profit	17,374	15,891	9%

Selling, general and administrative expenses	4,536	4,414

Operating income	12,838	11,477	12%

Other income, net	(187)	(138)

Income before income taxes	13,025	11,615	12%

Income taxes	4,485	4,113

Net income	$8,540	$7,502	14%

Net income per common share:
-basic	$0.47	$0.41	15%
-diluted	$0.47	$0.41	15%

Weighted average common shares outstanding:
-basic	18,077	18,114
-diluted	18,180	18,350
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2007	2006	Change
Net Sales:
Engineered Films	$19,654	$22,579	(13)%
Flow Controls	19,835	16,345	21%
Electronic Systems	14,434	15,116	(5)%
Aerostar	4,180	4,425	(6)%

Total Company	$58,103	$58,465	(1)%

Operating Income:
Engineered Films	$5,018	$5,901	(15)%
Flow Controls	7,115	5,146	38%
Electronic Systems	2,373	1,996	19%
Aerostar	214	228	(6)%

Total Segment Income	14,720	13,271
Corporate Expenses	(1,882)	(1,794)	(5)%

Total Company	$12,838	$11,477	12%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	April 30	January 31	April 30
	2007	2007	2006
ASSETS
Cash, cash equivalents and short-term investments	$15,660	$10,783	$7,964
Accounts receivable, net	34,841	31,336	33,441
Inventories	28,612	28,071	29,598
Prepaid expenses and other current assets	4,076	3,029	3,768

Total current assets	83,189	73,219	74,771

Property, plant and equipment, net	37,171	36,264	30,303
Other assets, net	10,963	10,281	9,270

	$131,323	$119,764	$114,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$7,706	$6,093	$8,669
Accrued and other liabilities	12,579	10,371	13,214

Total current liabilities	20,285	16,464	21,883

Other liabilities	6,806	5,032	1,816
Shareholders’ equity	104,232	98,268	90,645

	$131,323	$119,764	$114,344

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended April 30
	2007	2006
Cash flows from operating activities
Net income	$8,540	$7,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,492	1,289
Deferred income taxes	(117)	(127)
Other operating activities, net	(177)	(4,075)

Net cash provided by operating activities	9,738	4,589

Cash flows from investing activities
Capital expenditures	(2,382)	(6,325)
Other investing activities, net	(50)	(63)

Net cash used in investing activities	(2,432)	(6,388)

Cash flows from financing activities
Dividends paid	(1,990)	(1,630)
Purchase of treasury stock	(282)	—
Other financing activities, net	(159)	(14)

Net cash used in financing activities	(2,431)	(1,644)

Effect of exchange rate changes on cash	2	(2)

Net increase (decrease) in cash and cash equivalents	4,877	(3,445)
Cash and cash equivalents at beginning of period	6,783	9,409

Cash and cash equivalents at end of period	11,660	5,964
Short-term investments	4,000	2,000

Cash, cash equivalents and short-term investments	$15,660	$7,964

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